July 1, 2007

To: The Board of Directors -- Messrs. Chauncey Durkin, Barry Ennis, and Michael Luther of American Technologies Group, Incorporated (ATG) and its counsel, Virgil K. Johnson of Erickson & Sederstrom

From:   Gary Fromm

Gentlemen:

Considering the immediacy of the proposal made by Mr. Chauncey Durkin, a member of our Board, to invest $1,000,000 in ATG of which $750,000 would be for the repayment of a portion of Laurus' loan to ATG under Term Note B and $250,000 to pay other costs/liabilities of the Company, all of which are predicated on: Mr. Durkin's requirement that he take over responsibility for running the company by being appointed Chairman of the Board and Chief Executive Officer (CEO), on his having the unilateral right to appoint his choice of Chief Financial Officer
(CFO) and to appoint Mr. Al Van Ness as a member of the board (and possibly other new board members) for ATG, and on his being allowed to collateralize the aforementioned $1,000,000 investment with the assets of ATG's subsidiary Whitco Poles; and on his being permitted, within the next few days, to present his proposal to Laurus Funds, the Company's primary lender, and to seek Laurus' approval of his terms and conditions, including Laurus' acquiescence to a six month extension of Term Note B `s maturity date, which was assented to by Mr. Luther and Mr. Ennis in a telephone meeting held on Wednesday, June 27, 2007, all board members participating, I have decided to resign my positions as Chairman and CFO and board member of ATG with immediate effect as of July 1, 2007.

Furthermore, I request that the Company pay within 30 days unpaid amounts due to me for my past services rendered and expenses incurred under my employment contract with ATG but willingly relieve the Company of any obligation to pay further compensation and expenses from July 1, 2007 going forward unless specifically contracted under a new agreement.

With best wishes to all and for the Company's success,

Cordially,

Gary Fromm